TO BUSINESS AND ENERGY EDITORS:

         Oil States Announces First Quarter Earnings of $1.31 per Share

    HOUSTON, April 29 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported net income for the quarter ended March 31, 2008 of $66.5 million, or $1.31 per diluted share, compared to $52.5 million, or $1.05 per diluted share, reported in the first quarter of 2007. Oil States recognized year-over-year growth in revenues and EBITDA (defined as net income plus interest, taxes, depreciation and amortization) of 25% and 28%, respectively, in the first quarter of 2008.(A)

    Significant year-over-year improvements in our oil sands accommodations business, increased profitability in our Offshore Products segment and contributions from two rental tool acquisitions completed during the third quarter of 2007 along with increased activity in Tubular Services led to revenue and EBITDA growth in the first quarter of 2008. During the quarter, the Company generated $601.2 million of revenues and $125.8 million of EBITDA compared to $480.5 million and $98.0 million, respectively, in the first quarter of 2007. Consolidated operating income in the first quarter of 2008 was $101.3 million compared to $82.9 million for the corresponding quarter of 2007.

    The Company recognized an effective tax rate of 32.7% in the first quarter of 2008 compared to 34.1% in the first quarter of 2007. The lower effective tax rate in the first quarter of 2008 was primarily due to lower tax rates applicable to foreign income. The Company spent $60.8 million in capital expenditures during the first quarter of 2008 primarily related to expansions to our rental tool operations and on-going construction of the recently announced Conklin Lodge as well as continued expansion at Wapasu Lodge, both of which serve customers in the oil sands region of Canada.

    BUSINESS SEGMENT RESULTS

    (Unless otherwise noted, the following discussion compares the quarterly results from the first quarter of 2008 to the results from the first quarter of 2007.)

    Well Site Services

    For the first quarter of 2008, Well Site Services generated revenues of $265.6 million and EBITDA of $97.6 million, compared to $178.1 million and $74.0 million, respectively, in the first quarter of 2007, representing year-over-year increases of 49% and 32%, respectively. The increase in EBITDA was primarily due to improved results from the oil sands accommodations and contributions from the two rental tool acquisitions closed in the third quarter of 2007, partially offset by lower margins from the Company's drilling and rental tools operations.

    The accommodations business reported revenues of $146.3 million and EBITDA of $60.9 million, for the first quarter of 2008, compared to revenues and EBITDA of $93.6 million and $39.1 million, respectively, in the first quarter of 2007. Accommodations revenue and EBITDA each increased 56%, primarily due to contributions from additional room capacity at our major oil sands lodges, which was up over 70% from ending first quarter 2007 capacity levels. Drilling services generated revenues and EBITDA of $36.8 million and $11.2 million in the first quarter of 2008, respectively, compared to $30.9 million of revenues and EBITDA of $12.7 million in the first quarter 2007. The year-over-year improvement in revenue was due to higher pricing and drilling rig additions made in 2007, but was offset by lower utilization in the Rockies caused by seasonal weather issues and by higher operating costs. Rental tools generated $82.5 million of revenues and $25.5 million of EBITDA in the first quarter of 2008 compared to revenue of $53.6 million and EBITDA of $22.2 million in the first quarter of 2007. This year-over-year growth was primarily due to two acquisitions completed in the third quarter of 2007, partially offset by softness in a few regional markets, isolated project delays and start-up costs in Mexico.

    Offshore Products

    The Offshore Products segment reported revenue and EBITDA of $126.9 million and $24.1 million, respectively, in the first quarter of 2008, compared to $119.0 million of revenues and $20.4 million in EBITDA in the first quarter of 2007. Offshore Products' revenues were up 7% and EBITDA was up 18% year-over-year primarily due to the mix of higher margin bearing and connector products and improved margins on drilling equipment deliveries. Backlog totaled $383.5 million at March 31, 2008 which represented a 6% increase from the $362.2 million reported as of December 31, 2007.

    Tubular Services

    Tubular Services generated revenues of $208.8 million and EBITDA of $10.1 million during the first quarter of 2008 compared to revenues of $183.4 million and EBITDA of $8.4 million in the first quarter of 2007. Tubular Services' revenues increased 14% year-over-year while OCTG shipments increased 24% to 127,100 tons in the first quarter of 2008 up from 102,600 tons shipped in the first quarter of 2007. Partially offsetting the volume increase was lower realized revenues per ton which decreased 8% year-over-year. However, during the quarter, OCTG manufacturers announced several price increases which take effect during the second quarter of 2008. Gross margins in the first quarter of 2008 were flat year-over-year at approximately 6%. The Company's OCTG inventory level at March 31, 2008 was $190.4 million which was essentially flat with the December 31, 2007 level of $191.4 million, but down significantly from the March 31, 2007 level of $251.4 million.

    "Our lodges and mobile camp equipment working in the oil sands region of Canada were significant drivers of our growth in the first quarter of 2008," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "We are realizing the benefits of our capital expenditures made in our accommodations business as is reflected in our record results for the quarter. Additionally, margins improved in our Offshore Products segment which supports global deepwater infrastructure development. With the current tightness in OCTG supply coupled with recently announced mill price increases and surcharges, we expect our Tubular Services segment to generate stronger margins and profits in the second quarter of 2008. Our current expectation for second quarter 2008 earnings is in a range of $0.90 to $0.97 per diluted share considering the normal seasonal declines in activity in our Canadian based operations."

    Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.

    For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2007 filed by Oil States with the SEC on February 22, 2008.

                         Oil States International, Inc.
              Unaudited Condensed Consolidated Statements of Income
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                  Three Months Ended March 31,
                                                       2008          2007

     Revenues                                       $601,247        $480,516
     Costs and expenses:
       Cost of sales                                 445,085         355,803
       Selling, general and administrative expenses   32,107          27,324
       Depreciation and amortization expense          22,728          14,419
       Other operating expense / (income)                (11)             79
     Operating income                                101,338          82,891

     Interest expense                                 (5,227)         (4,842)
     Interest income                                     922             926
     Equity in earnings of unconsolidated affiliates   1,495             542
     Other income                                        220             114
       Income before income taxes                     98,748          79,631
     Income tax provision                            (32,281)        (27,170)
       Net income                                    $66,467         $52,461

     Net income per share
       Basic                                           $1.34           $1.06
       Diluted                                         $1.31           $1.05

     Weighted average number of common
      shares outstanding
       Basic                                          49,422          49,268
       Diluted                                        50,900          49,994

                         Oil States International, Inc.
                           Consolidated Balance Sheets
                                 (in thousands)

                                                 Mar. 31, 2008 Dec. 31, 2007
     Assets                                       (unaudited)     (audited)
       Current assets
         Cash and cash equivalents                   $31,235         $30,592
         Accounts receivable, net                    463,538         450,153
         Inventories, net                            357,352         349,347
         Prepaid expenses and other current assets    24,284          35,575
            Total current assets                     876,409         865,667
       Property, plant and equipment, net            640,499         586,910
       Goodwill, net                                 401,950         391,644
       Investments in unconsolidated affiliates       26,163          24,778
       Other noncurrent assets                        59,557          60,627

     Total assets                                 $2,004,578      $1,929,626


     Liabilities and stockholders' equity
       Current liabilities
         Current portion of long-term debt          $179,975          $4,718
         Accounts payable and accrued liabilities    232,213         239,119
         Income taxes                                  9,472              43
         Deferred revenue                             54,697          60,910
         Other current liabilities                     1,082             121
           Total current liabilities                 477,439         304,911
       Long-term debt (B)                            326,456         487,102
       Deferred income taxes                          44,473          40,550
       Other liabilities                              12,191          12,236
           Total liabilities                         860,559         844,799

       Stockholders' equity
         Common stock                                    523             522
         Additional paid-in capital                  407,590         402,091
         Retained earnings                           757,180         690,713
         Accumulated other comprehensive income       60,540          73,036
         Treasury stock                              (81,814)        (81,535)
           Total stockholders' equity              1,144,019       1,084,827

     Total liabilities and stockholders' equity   $2,004,578      $1,929,626

                         Oil States International, Inc.
                                  Segment Data
                                 (in thousands)
                                   (unaudited)

                                                  Three Months Ended March 31,
                                                      2008            2007
     Revenues
         Accommodations                             $146,258         $93,553
         Rental Tools                                 82,492          53,639
         Drilling and Other                           36,804          30,918

       Well Site Services                            265,554         178,110
       Offshore Products                             126,922         119,039
       Tubular Services                              208,771         183,367
     Total Revenues                                 $601,247        $480,516

     EBITDA (A)
         Accommodations                              $60,906         $39,077
         Rental Tools                                 25,466          22,222
         Drilling and Other                           11,220          12,750

       Well Site Services                             97,592          74,049
       Offshore Products                              24,129          20,436
       Tubular Services                               10,124           8,353
       Corporate / Other                              (6,064)         (4,872)
     Total EBITDA                                   $125,781         $97,966

     Operating Income / (Loss)
         Accommodations                              $52,808         $34,992
         Rental Tools                                 17,631          17,482
         Drilling and Other                            6,053           9,994

       Well Site Services                             76,492          62,468
       Offshore Products                              21,446          17,608
       Tubular Services                                9,521           7,734
       Corporate / Other                              (6,121)         (4,919)
     Total Operating Income                         $101,338         $82,891

                         Oil States International, Inc.
                 Additional Quarterly Segment and Operating Data
                                   (unaudited)

                                                  Three Months Ended March 31,
                                                        2008          2007

     Supplemental Operating Data
       Land Drilling Operating Statistics
         Average Rigs Available                           35              32
         Utilization                                   74.5%           72.4%
         Implied Day Rate ($ in thousands per day)     $15.5           $14.8
         Implied Daily Cash Margin ($ in
          thousands per day)                            $4.5            $6.5

       Offshore Products Backlog ($ in millions)      $383.5          $373.4

       Tubular Services Operating Data
         Shipments (Tons in thousands)                 127.1           102.6
         Quarter end Inventory ($ in thousands)     $190,366        $251,449


    (A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles:

                         Oil States International, Inc.
            Reconciliation of GAAP to Non-GAAP Financial Information
                                 (in thousands)
                                   (unaudited)

                                                  Three Months Ended March 31,
                                                      2008             2007

     Net income                                      $66,467         $52,461
     Income tax expense                               32,281          27,170
     Depreciation and amortization                    22,728          14,419
     Interest income                                    (922)           (926)
     Interest expense                                  5,227           4,842
       EBITDA                                       $125,781         $97,966


    (B) As of March 31, 2008, the Company had approximately $177.2 million available under its revolving credit facility.






SOURCE  Oil States International, Inc.